EXHIBIT 99.1

      Harrington West Announces September 2005 Quarter Earnings,
  Margin and Fee Income Improvement, and Declares Regular Quarterly
                   Dividend of 12.5 Cents Per Share

    SOLVANG, Calif.--(BUSINESS WIRE)--Oct. 20, 2005--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it earned $2.1 million or 37 cents per share on a fully diluted basis in the September 2005 quarter compared to $2.0 million and 35 cents per share earned in the same period a year ago. For the first nine months of 2005, HWFG earned net income of $6.3 million, or $1.12 per share, compared to $6.0 million or $1.08 per share in the same period in 2004.
    Net income improved $147 thousand on a sequential quarter basis (June 2005 to September 2005) due to a slight expansion in net interest margin and higher banking fee income offset by marginally higher operating expenses. The net interest margin improved from 2.82% in the June 2005 quarter to 2.84% in the September 2005 quarter, and net interest income increased by $79 thousand over the same period. Banking fee income increased 19.0% or $185 thousand from the June 2005 quarter to $1.2 million in the September 2005 quarter.
    HWFG's return on average equity was 14.7% and 15.1% for the September 2005 quarter and year-to-date periods, respectively. The book value per share increased in the quarter to $10.85 compared to $10.46 at June 30, 2005 and $9.98 at December 31, 2004.
    Given the favorable earnings over the last several quarters, the Board of Directors declared a regular quarterly dividend of 12.5 cents per share payable on November 10, 2005 to holders of record on October 31, 2005. The HWFG share repurchase program of up to 200,000 shares announced on May 3, 2005 remains in effect. No HWFG shares have been repurchased under this program.
    Total assets were $1.1 billion at September 30, 2005, growing $40.3 million since December 31, 2004. Net loans receivable increased $16.4 million in the September quarter and $52.8 million for the year-to-date period to $651.2 million at September 30, 2005. Net loan balances grew at an annual pace of 10.3% in the September 2005 quarter. The investment portfolio was $391.1 million at September 30, 2005, declining $40.2 million since December 31, 2004. HWFG has reduced investments in the tighter spread environment. Deposits grew $26.4 million in the September 2005 quarter to $671.7 million or 16.4% on an annualized basis.

    Financial Performance Analysis

    The Company seeks to improve its net earnings and franchise value by growing its core banking franchise of loans, deposits, and banking offices, changing the mix of its loan portfolio to higher risk-adjusted margin categories, changing the mix of its deposits to a higher portion of lower-costing transaction accounts, and increasing fee income through growth of existing fee income sources and adding new sources. The Company is also opportunistic in managing the size and composition of its investment portfolio in an effort to enhance earnings, while considering the level of risk-adjusted market spreads on high credit quality, fixed income investments, LPB's capital levels, and the growth of the loan portfolio. HWFG attempts to control interest rate, credit, and operational risks to reduce the volatility of earnings.
    The mix change to business and construction lending and the growth in the loan portfolio resulted in an improving net interest margin in the quarter and higher net interest income. The net interest margin expanded 2 bps in the September 2005 quarter from the June 2005 quarter, although down by 4 bps from the September 2004 quarter. Management believes its interest rate risk management activities coupled with the changing composition of its assets to higher risk adjusted spread categories will result in a more stable and slightly improving net interest margin, despite a minor lag (1 to 3 months) in the repricing of its assets relative to its hedged liabilities. Net interest income was $7.6 million in the September 2005 quarter and $22.6 million for the first nine months of 2005 compared to $7.5 million in the June 2005 quarter, $7.4 million in the September 2004 quarter, and $22.0 million in the year-to-date period in 2004.
    Banking fee income was $1.2 million in the September 2005 quarter and $3.0 million for the first nine months of 2005, growing 57.9% and 27.7%, respectively, over the same periods in 2004. Fee income results are shown in the following table:


                        (Dollars in thousands)
----------------------------------------------------------------------
                                                            % Change
                              September   June    September    over
                                2005      2005      2004     September
       Banking Fee Type        Quarter    Quarter  Quarter     2004
--------------------------------------- --------- --------- ----------
Mortgage Brokerage Fee,
 Prepayment Penalties & Other
 Loan Fees                        $409      $254      $315       29.8%
--------------------------------------- --------- --------- ----------
Deposit, Other Retail Banking
 Fees & Other Fee Income           334       317       267       25.1%
--------------------------------------- --------- --------- ----------
Harrington Wealth Management
 Fees                              183       189       152       20.4%
--------------------------------------- --------- --------- ----------
BOLI Income, net                   233       214         -
--------------------------------------- --------- --------- ----------
Total                           $1,159      $974      $734       57.9%
--------------------------------------- --------- --------- ----------


                        (Dollars in thousands)
----------------------------------------------------------------------
                                         September September
                                            2005      2004
            Banking Fee Type                YTD       YTD    % Change
-------------------------------------------------- --------- ---------
Mortgage Brokerage Fee, Prepayment
 Penalties & Other Loan Fees               $1,040    $1,164    (10.7%)
-------------------------------------------------- --------- ---------
Deposit, Other Retail Banking Fees &
 Other Fee Income                             967       731      32.3%
-------------------------------------------------- --------- ---------
Harrington Wealth Management Fees             536       447      19.9%
-------------------------------------------------- --------- ---------
BOLI Income, net                              448         -
-------------------------------------------------- --------- ---------
Total                                      $2,991    $2,342      27.7%
-------------------------------------------------- --------- ---------

    The improvement in banking fee income over the last nine months has resulted from the growth in deposit related fees, Harrington Wealth Management fees, and the implementation of a bank owned life insurance program (BOLI). The growth in these banking fee sources have offset the more volatile mortgage brokerage and prepayment penalty fee income that has declined over the past 18 months with the slowdown in loan refinancings. HWFG implemented an overdraft privilege program for its clients in the third quarter of 2004 and purchased $17.0 million of BOLI in April 2005.
    General and administrative expenses were $5.4 million in the September 2005 quarter and $15.7 million in the year-to-date period compared to $4.8 million and $14.4 million in the comparative periods of 2004. The increase in operating expenses has emanated from HWFG's banking office expansion in all of its markets, the addition of 4 commercial lenders since January 1, 2005, the growth in the Company's infrastructure, and the compliance with corporate governance rules and regulations.

    Community Banking Update

    HWFG made favorable progress in growing both loans and deposits in the September 2005 quarter. Deposits reached $671.7 million at September 30, 2005, up $26.4 million in the quarter and $73.5 million or 16.4% on an annualized basis for the year-to-date period, including the $42.9 million deposit acquisition in the Thousand Oaks, California market in May 2005. Excluding the Thousand Oaks acquisition, deposit growth was $30.6 million or 6.8% on an annualized basis for the year-to-date period. In addition to deposit development promotion in each of its markets to retain and attract new customers, HWFG was successful in continuing to grow non-interest bearing deposits. As such, these deposits increased in the September 2005 quarter to $48.7 million from $40.1 million at June 30, 2005 and $33.6 million at December 31, 2004. For the year to date, these deposits have grown 59.9% on an annualized basis.
    Loan balances continued to increase at a double digit annualized pace and in line with HWFG's expectations, and the mix continued to shift to higher risk-adjusted spread earning types:


                     HWFG Net Loan Growth and Mix
                         (Dollars in millions)
----------------------------------------------------------------------
                           September 30,     June 30,     December 31,
                               2005           2005           2004
------------------------- -------------- -------------- --------------
                                  % of           % of           % of
        Loan Type          Total   Total  Total   Total  Total   Total
------------------------- ------- ------ ------- ------ ------- ------
Commercial Real Estate    $260.7   39.6% $266.8   41.5% $260.8   43.1%
------------------------- ------- ------ ------- ------ ------- ------
Multi-family Real Estate    76.0   11.5%   80.0   12.4%   84.9   14.0%
------------------------- ------- ------ ------- ------ ------- ------
Construction (1)            55.5    8.4%   46.4    7.2%   35.0    5.8%
------------------------- ------- ------ ------- ------ ------- ------
Single-family Real Estate  109.0   16.5%  106.3   16.5%  100.5   16.6%
------------------------- ------- ------ ------- ------ ------- ------
Commercial and industrial
 loans                      94.3   14.3%   86.5   13.5%   72.2   11.9%
------------------------- ------- ------ ------- ------ ------- ------
Land acquisition and
 development                34.5    5.2%   30.1    4.7%   27.5    4.5%
------------------------- ------- ------ ------- ------ ------- ------
Consumer loans              28.1    4.3%   25.6    4.0%   23.7    3.9%
------------------------- ------- ------ ------- ------ ------- ------
Other loans (2)              1.3     .2%    1.2     .2%    1.0     .2%
------------------------- ------- ------ ------- ------ ------- ------
Allowance, Deferred Fees
 & Discounts/Premiums       (8.2)          (8.0)          (7.2)
------------------------- ------- ------ ------- ------ ------- ------
Net loans receivable      $651.2  100.0% $634.9  100.0% $598.4  100.0%
------------------------- ------- ------ ------- ------ ------- ------

(1) Includes loans collateralized by residential, commercial and land properties.

(2) Includes loans collateralized by deposits and consumer line of credit loans.

    Total loan originations continue to be in line with HWFG's forecasts and centered in construction, business, consumer, and selected single family lending. With the flat yield curve, commercial and multi-family real estate loan spreads have tightened below HWFG's targeted levels, and these originations have declined. With the addition of commercial loan officers in all of HWFG's markets, management believes it can sustain its favorable loan origination performance and grow loans at low double digit rates, barring higher than expected prepayments of loans. In the September 2005 quarter, HWFG originated $107.9 million of loans for internal and brokered sources, compared to $112.8 million and $95.3 million in the June 2005 and September 2004 quarters, respectively.

    Asset Quality

    Credit quality was stable in the September quarter with $20 thousand of non-performing loans at September 30, 2005 compared to $608 thousand and $95 thousand at June 30, 2005 and December 31, 2004, respectively. Several substandard credits were upgraded or paid-off in the quarter, and a $500 thousand non-performing business credit was further collateralized and became performing, although the business continues to experience weak results. Given these developments, no provision was made to the allowance for loan losses based on HWFG's reserve levels for the nature and rating of the loans. HWFG recorded less than $1.0 thousand of charge-offs in the quarter.

    Investment Portfolio Update

    HWFG attempts to manage its largely high credit quality, mortgage related investment portfolio to an effective duration of 3 to 6 months. Therefore, the yield on this hedged investment portfolio has changed generally in accordance with short-term market interest rates in an effort to earn a spread over 3 month LIBOR of approximately 100 to 125 bps.
    Given that market spreads on investments have tightened and HWFG has experienced favorable loan growth, management determined to reduce the total investment portfolio to $391.1 million at September 30, 2005 compared to $401.0 million at June 30, 2005 and $431.3 million at December 31, 2004. Management sold $8.8 million of home equity asset backed securities (ABS) and $1.6 million of an airplane backed corporate bond in the September 2005 quarter, as the spreads on these securities had tightened precipitously. AAA rated, commercial mortgage backed securities (CMBS) spreads did widen marginally (5 bps) against comparable duration benchmarks negatively affecting the value of HWFG's CMBS swap positions. The net effect of this activity was an $89 thousand gain on securities and total return swaps in the September 2005 quarter.

    Closing Comments

    In commenting on the recent quarter, HWFG's Chairman and CEO, Craig J. Cerny, stated, "HWFG continued to make good progress in executing its strategy to be a moderate growth, diversified banking company in multiple markets. We were successful in further changing the mix of our loan portfolio to higher spread earning loan categories. We increased both deposits and loans at double digit rates on an annualized basis in the September 2005 quarter and have demonstrated consistent progress in gathering non-interest bearing deposits. We experienced improvement in net interest margin from the loan mix shift and our risk management activities. We grew banking fee income at a double digit pace in the quarter, while we controlled our operating expenses in line with our growth plans. We remain focused on enhancing our presence in each of our markets through new banking offices and the continued growth of core loans, deposits, and fee income producing business lines."
    Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 15 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $151.9 million in assets under management or custody.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                 Harrington West Financial Group, Inc.

        (Dollars in thousands, except share and per share data)

                                       At          At          At
                                    September     June      September
                                        30,        30,         30,
                                       2005       2005        2004
                                   ----------- ----------- -----------

Selected Financial Condition Data:
Total assets                       $1,121,647  $1,109,266  $1,082,450
Loans receivable, net                 651,246     634,890     598,070
Securities available for sale         391,043     400,885     431,503
Securities held to maturity                84          88         121
Trading account assets                    544       1,112       1,904
Deposits                              671,702     645,315     612,922
Federal Home Loan Bank advances       293,000     296,000     298,000
Securities sold under repurchase
 agreements                            59,165      79,180      80,090
Subordinated debt                      25,774      25,774      25,774
Stockholders' equity                   58,223      56,102      50,324
Number of shares outstanding        5,364,498   5,363,853   5,278,934



                                     At or for the Three Months Ended
                                     ---------------------------------
                                     September     June      September
                                         30,        30,          30,
                                        2005       2005         2004
                                     ---------- ---------- -----------

Selected Income Statement Data:
Interest income                        $15,847    $15,163     $13,271
Interest expense                         8,285      7,680       5,846
                                     ---------- ---------- -----------
Net interest income                      7,562      7,483       7,425
Provision for loan losses                    -        200         230
                                     ---------- ---------- -----------
Net interest income after provision
 for loan losses                         7,562      7,283       7,195
Other income:
 Income (loss) from trading account
  assets                                    89         71         264
 Loss on extinguishment of debt              -          -           -
 Other Gain (loss)                          (7)         1         (35)
 Banking fee income (1)                  1,159        974         734
                                     ---------- ---------- -----------
Total other income                       1,241      1,046         963

Other expenses:
 Salaries and employee benefits          2,844      2,615       2,589
 Premises and equipment                    969        994         811
 Other expenses (2)                      1,566      1,529       1,428
                                     ---------- ---------- -----------
Total other expenses                     5,379      5,138       4,828

Income before income taxes               3,424      3,191       3,330
Income taxes                             1,326      1,240       1,351
                                     ---------- ---------- -----------
Net income                              $2,098     $1,951      $1,979
                                     ========== ========== ===========

Common Stock Summary:
Diluted earnings per share               $0.37      $0.35       $0.35
Dividends per share (7)                   0.12       0.11        0.10
Stockholders' equity per share (8)       10.85      10.46        9.53
Diluted weighted average shares
 outstanding                         5,649,134  5,639,756   5,622,519


                                                 For the Nine Months
                                                         Ended
                                                 ---------------------
                                                 September  September
                                                     30,        30,
                                                    2005       2004
                                                 ---------- ----------

Selected Income Statement Data:
Interest income                                     45,318    $38,246
Interest expense                                    22,712     16,284
                                                 ---------- ----------
Net interest income                                 22,606     21,962
Provision for loan losses                              350        550
                                                 ---------- ----------
Net interest income after provision for loan
 losses                                             22,256     21,412
Other income:
 Income (loss) from trading account assets             872        875
 Loss on extinguishment of debt                          -       (189)
 Other Gain (loss)                                     (13)       (47)
 Banking fee income (1)                              2,991      2,342
                                                 ---------- ----------
Total other income                                   3,850      2,981

Other expenses:
 Salaries and employee benefits                      8,270      7,977
 Premises and equipment                              2,867      2,276
 Other expenses (2)                                  4,590      4,187
                                                 ---------- ----------
Total other expenses                                15,727     14,440

Income before income taxes                          10,379      9,953
Income taxes                                         4,095      3,935
                                                 ---------- ----------
Net income                                          $6,284     $6,018
                                                 ========== ==========

Common Stock Summary:
Diluted earnings per share                           $1.12      $1.08
Dividends per share (7)                               0.34       0.78
Stockholders' equity per share (8)                   10.85       9.53
Diluted weighted average shares outstanding      5,626,599  5,589,300



                Harrington West Financial Group, Inc.

       (Dollars in thousands, except share and per share data)

                       At or for the Three Months  For the Nine Months
                                Ended                      Ended
                       --------------------------- -------------------
                       September  June   September September September
                          30,      30,      30,       30,       30,
                         2005     2005     2004      2005      2004
                       --------- ------- --------- --------- ---------

Selected Operating
 Data (3):

Performance Ratios and
 Other Data:
Return on average
 assets                    0.75%   0.71%     0.74%     0.76%     0.78%
Return on average
 equity                   14.68   13.94     15.94     15.11     16.31
Equity to assets           5.19    5.06      4.65      5.19      4.65
Interest rate spread
 (4)                       2.63    2.62      2.74      2.64      2.81
Net interest margin
 (4)                       2.84    2.82      2.90      2.83      2.95
Average interest-earning
 assets to average
 interest-bearing
 liabilities             106.45  106.43    106.93    106.64    107.10
Total noninterest
 expenses to average
 total assets              1.93    1.86      1.82      2.85      2.84
Efficiency ratio (5)      61.68   60.76     59.17     61.44     59.41


Asset Quality Ratios (6):

Non-performing assets and
 troubled debt
 restructurings to total
 assets                       -       -      0.04
Non-performing loans and
 troubled debt
 restructurings
 to total loans               -    0.09      0.06
Allowance for loan
 losses to total loans     0.85    0.87      0.85
Net charge-offs to
 average loans
 outstanding                  -       -         -


(1)Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2)Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3)With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4)Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5)Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income and noninterest income, excluding gains and losses on securities, deposits and loans.

(6)Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7)A six for five stock split in the form of a stock dividend occurred on March 11, 2004, and a special dividend of 50 cents a share was declared on June 16, 2004 payable on July 12, 2004.

(8)Calculation is based on number of outstanding shares at the end of each period.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 480-596-6555
             or
             For share transfer information
             Lisa F. Watkins, 805-688-6644